Exhibit 4.44

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT PART I
1. Place and date of Agreement date to be inserted 29 October 2018

2.  Date of commencement of Agreement (Cls. 2,12, 21 and 25) date to be inserted.

    In respect of the Vessels owned by Poseidon Containers Holdings LLC or its Subsidiaries, this Agreement shall become effective on the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Poseidon Containers Holdings LLC, K&T Marine LLC, Global Ship Lease, Inc., and the other parties named therein (the “Closing”); provided, however, that if the Closing does not occur this Agreement will be of no force and effect.

3.  Owners (name, place of registered office and law of registry) (Cl. 1)

(i) Name: Poseidon Containers Holdings LLC

(ii)  Place of registered office: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

(iii)  Law of registry: Marshall Islands

4. Managers (name, place of registered office and law of registry) (Cl. 1) (I) Name: CONCHART COMMERCIAL INC. (II) Place of registered office: Marshall Islands (III) Law of registry: Marshall Islands

5.  The Company (with reference to the ISM/ISPS Code) (state name and IMO Unique Company identification number. If the Company is a third party then also state registered office and principal place of business (Cls. 1 and 9(c)(i))

(i) Name: N/A

(ii)  IMO Unique Company Identification number: N/A

(iii)  Place of registered office: N/A

(iv) Principal place of business: N/A

6. Technical Management (state “yes” or “no” as agreed) (Cl. 4) NO
7. Crew Management (state “yes or no” as agreed (Cl. 5(a)) NO
8. Commercial Management (state “yes or no” as agreed) (Cl. 6) YES
9. Chartering Services period (only to be filed in if “yes” stated in Box 8) (Cl. 6(a)) YES (as amended)

10.  Crew Insurance arrangements (state “yes” or “no” as agreed) - NO

(i) Crew Insurances’ (Cl. 5(b))

(ii)  Insurance for persons proceeding to see onboard (Cl 5(b)(i)): “only to apply if Crew Management (Cl.5(a)) agreed (see Box 7)

11. Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) NO	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD & D) (Cl. 10(a)(iv)) N/A
13. Interest (state rate of interest to apply after the due date to outstanding sums) (Cl.9(a)) N/A	14. Annual management fee (Cl. 12(a)) SEE CLAUSE 12(A)

15. Managers’ nominated account (Cl. 12(a)) USD Current Account: 05-25533-006 IBAN: DE07 2012 0000 0525 5330 06	16. Daily rate (state rate for days in excess of those agreed in budget) (Cl 12(c))
N/A
17. Lay-up period/number of months (Cl. 12(d))
Address: Berenberg Neuer Jungfernstieg 20 20354 Hamburg / Germany	N/A

Fax numbers: +49 - 40 - 350 60 900 (General line) +49 - 40 - 350 60 905 (Internal. Shipping Department)

S.W.I.F.T. address: BEGODEHH

Routing of USD payments into your account with us:

In order to avoid any delay and any additional charges USD payments into your account with us should be routed as follows:

Beneficiary: Conchart Commercial Inc Account: 05-25533-006 Payment by: direct S.W.I.F.T. MT103 without inter1nediaty of another bank in Germany

To Beneficiary’s Bank: Berenberg, Hamburg, S.W.I.F.T. address BEGODEHH

Cover Payment: by S.W.I.F.T. MT202COV with same day value to the account of Berenberg, Hamburg, with JPMorgan Chase Bank, New York, S.W.I.F.T. address CHASUS33
18. Minimum Contract Period (state number of months) (Cl. 21) 36 calendar months	19. Management fee on termination (state number of months to apply) Cl. 22
20. Severance Code (state maximum amount) (Cl 22(g)(ii)) N/A	21. Dispute Resolution (state alternative Cl 23(a), 23(b) or 23(c), if Cl. 23(c) place of arbitration must be stated) (Cl. 23) 23(a)
22. Notices (state full contact details for serving notice and communication to the Owners)(Cl 24) c/o TECHNOMAR SHIPPING INC. 3-5 MENANDROU STREET 14561, KIFISSIA ATHENS - GREECE	23. Notices (state full contact details for serving notice and communication to the Managers) c/o TECHNOMAR SHIPPING INC. 3-5 MENANDROU STREET 14561, KIFISSIA ATHENS - GREECE

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART I and PART II as well as Annex “A” (Details of Vessel) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annex “A” shall prevail over those of PART    II to the extent of such conflict but no further.

PART II

SHIPMAN 2009

Standard ship management agreement

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.

“Change in Majority Interests or Control” means (i) a transaction or series of transactions involving the sale, transfer or other disposition of equity interests in the Owners or in any of its direct or indirect parent companies (including, without limitation, any transfer by the current owners of equity interests in the Parent), to one or more Persons that are not, immediately prior to such sale, Affiliates of the Parent, of more than 50% of the beneficial equity or voting interests in the Owners or in any such parent companies; (ii) a transaction or series of transactions involving the sale, transfer or other disposition of all or substantially all of the assets of the Owners or any of its direct or indirect parent companies (including, without limitation, the Parent) to one or more Persons that are not, immediately prior to such sale, transfer, or other disposition, Affiliates of the Parent; (iii) any merger, consolidation or other business combination of the Owners or any of its direct or indirect parent companies (including, without limitation, the Parent) in which the current owners of equity interests in the Parent immediately after such transaction cease to own more than 50% of the equity or voting interests in the Parent (or equity or voting interests of its successors) or the Parent ceases to directly or indirectly own more than 50% of the equity or voting interests in the Owners or its parent companies (or equity or voting interests of their successors) as a result of such transaction; or (iv) George Giouroukos’s employment as Executive Chairman of the Parent is terminated by the Parent.

“CMA CGM” means CMA CGM S.A., a French company.

“CMA CGM Charter” means a charter of the Vessel between the Owners and CMA CGM or any of its Affiliates.

“CMA CGM Charter Brokerage Fee” means the fee payable by Owners to the Managers in respect of any new charter for the Vessel entered into by CMA CGM or any of its Affiliates and set out in clause 12 (c) below.

“Commission” means the commission payable by the Owners to the Managers as set out in clause 12 (a) below.

“Confidential Information” means all information (of whatever nature and however recorded or preserved) which:

(a)

was disclosed by the Owners to the Managers, whether before or after the date of this Agreement, as a result of the discussions leading up to this Agreement, entering into this Agreement or the performance of this Agreement and is designated as “confidential information” by the Owners at the time of disclosure; or

(b)

is information which relates to existing or proposed operations, business plans, market opportunities and business affairs of the Owners or their Affiliates and is clearly confidential from its nature and/or the circumstances in which it was imparted would be regarded as being confidential by a reasonable business person; or

(c)

is clearly confidential from its nature and/or the circumstances in which it was imparted, and including information which relates to the commercial affairs, business (including but not limited to any information considered to be price sensitive information by the Owners), finances, infrastructure, products, services, developments, inventions, trade secrets, know-how, personnel, or contracts of, and any other information relating to, the Owners or their Affiliates (or its or their customers); or

(d)	any information referred to in (a) to (c) above disclosed on the Owners’ behalf by their Affiliates; and

(e)	information extracted, copied or derived from information referred to in (a) to (d) above.

“Control” or “Controlling” or “Controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Crew” means the master, officers and ratings of a Vessel.

“Dollars and US$” means the lawful currency of the United States of America.

“Governmental Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

“Managers” means the party identified in Box 4.

“Management Services” means the services specified in SECTION 2—Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.

“Manager Change of Control” means (i) a transaction or series of transactions involving the sale, transfer or other disposition by George Giouroukos to one or more Persons that are not, immediately prior to such sale, Affiliates of George Giouroukos, of more than 50% of the equity interests in the Managers; or (ii) any merger, consolidation or other business combination of the Managers in which George Giouroukos immediately after such transaction ceases to own more than 50% of the equity interests in the Managers (or equity interests of their successors) as a result of such transaction.

“Owners” means the party identified in Box 3.

“Parent” means Global Ship Lease, Inc., a Marshall Islands corporation.

“Parties” means the parties to this Agreement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Subsidiary(ies)” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“TCMC” means Technomar Crew Management Corporation, a crew manning company affiliated to the Technical Managers with registered offices in Manila, Philippines.

“Technical Managers” means Technomar Shipping Inc., a Liberian corporation.

“Technical Management Agreement” means, with respect to the Vessel, the agreement with respect to technical management services between the Owners and the Technical Managers; and

“Vessel” means the vessels, details of which are set out in Annex “A” attached hereto, now or hereinafter owned by the Owners.

2.	Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3.	Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

SECTION 2 – Services

4.	Technical Management N/A

(only applicable if agreed according to Box 6).

5.	Crew Management and Crew Insurances N/A

(a) Crew Management

(only applicable if agreed according to Box 7)

6.	Commercial Management

(applicable as agreed according to Box 8).

The Managers shall provide the following services for the Vessel in accordance with the Owners’ instructions, which shall include but not be limited to:

(a) Marketing the Vessel for sale and providing evaluations of possible future earnings and period of employment arranged for the Vessel that will become available for further employment and for ships that are considered/negotiated to be purchased by the Owners;

(b) Seek and negotiate employment for the Vessel including the negotiations and execution of charter parties or other contracts related to the employment of the Vessel. Prior to conclusion of negotiations, the Managers will seek Owners approval for the range of Freight or Hire rate, the period of employment and approval of possible charterers. Managers will also provide the Owners with any obtained references for the potential charterers’ reputation and their past performances;

(c) Monitor the developments of the market and keep Owners advised regularly of developments in the market, including fixture reports;

(d) Monitor and keep Owners advised regularly of developments related to new rules and regulations with respect to trading and cargo restrictions, including but not limited to those issued by the United States and any such regulations issued by the United Nations, and including recommendations from recognised shipping entities such as the IMO, Bimco and the National Shipbrokers Association;

(e) Participate in and follow up on international events organized by various national and international bodies, shipping forums, workshops and conferences, where charterers, brokers and/or various agents meet to exchange information and discuss market developments;

(f) Co-ordinating with charterers and Technical Managers of the Vessel, for arranging the provision of bunker fuels quantity as required for the Vessel’s trade and relevant charter party;

(g) Voyage estimation and assistance in the calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel. Assist in the collection of any sums due to the Owners related to the commercial operation of the Vessel;

(h) Conveying voyage instruction issued by charterers to Technical Managers and follow up compliance with the provisions of the relevant charter party;

(I) Communicate with agents, whenever is deemed necessary, to collect information related to ship’s position and cost related issues or other information needed for any commercial evaluation or estimation;

(j) Negotiate M.O.A. details as per Owners’ authority and follow up the sale & purchase transactions until the completion of transfer of title to the Vessel under M.O.A. provisions or M.O.A. termination;

(k) In accordance with the Owners’ instructions, arranging the pre-purchase inspections of vessels, arranging the pre-purchase class records inspections of vessels, arranging the preparation of the pre-purchase reports; provided, however, the Managers may subcontract the services described in this Clause 6(k) to the Technical Managers;

(l) Coordinate with the Technical Managers with respect to (i) the obligations of the Owners, always in compliance with the terms and conditions applicable to it under the Technical Management Agreement, (ii) consolidation of accounts, budgets and other materials as may be requested by the Owners with respect to the Vessel for which the Technical Managers provide management services under the Technical Management Agreement, and (iii) the scope of management services required of the Technical Managers under the Technical Management Agreement in relation to any charterparty for the Vessel;

(m) Prepare accounts as may be reasonably requested by the Owners incorporating and consolidating individual accounts for the Vessel prepared by the Technical Managers; provided, however, the Managers may subcontract the services described in this Clause 6(m) to the Technical Managers; and

Deliver to the Technical Managers a copy of each charterparty for the Vessel.

The Owners shall not appoint any Person to perform the foregoing services on its behalf other than the Manager.

7.	Insurance Arrangements N/A

(only applicable if agreed according to Box 11).

SECTION 3 – Obligations

8.	Managers’ Obligations

(a) The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship brokerage and ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. In performing and discharging its obligations, duties and liabilities under this Agreement, the Managers shall act in accordance with all instructions communicated to it by the Owners and the Managers shall at all times serve the Owners faithfully and diligently.

Notwithstanding anything herein to the contrary and for the avoidance of doubt, the parties acknowledge that the Managers shall continue to act as a commercial manager (including performing brokerage functions) with respect to vessels owned or operated by persons or entities other than the Owners, the Parent, or their respective Subsidiaries. In addition, and notwithstanding clause 8(a), in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all other vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances they consider in their discretion (reasonably exercised) to be fair and reasonable, but in no circumstances shall the Vessel be managed in a manner which is less favourable to the interests of the Owners.

In the performance and discharge of its obligations, duties and liabilities under this Agreement, the Managers shall take care not to exceed the authority given by the Owners under the terms of this Agreement and shall act at all times in accordance with the Owner’s instructions.

In the performance and discharge of its obligations, duties and liabilities under this Agreement, the Managers shall act with reasonable care and skill in accordance with good industry practices and in compliance with all laws and regulations, and shall provide the Management Services hereunder and maintain the Vessel at a standard at least equivalent to the standards followed by it with respect to the other vessel(s) for which the Managers provide management services.

Notwithstanding anything contained herein to the contrary, the Managers shall at all times devote a sufficient amount of its time, resources and personnel to provide the Management Services contemplated by this Agreement.

(b) The Managers in providing the Management Services will at all times comply with, without limitation, the U.S. Foreign Corrupt Practices Act, any applicable country legislation implementing the OECD Convention on combating Bribery of Foreign Public Officials in International Business Transactions, and the UK Bribery Act 2010, and any other laws or regulations relating to applicable anti-bribery, anti-terrorism, economic sanctions and anti-money laundering, to the extent applicable. The Managers shall not engage in any activity, practice or conduct which constitutes a breach of any of the foregoing; in addition, the Managers shall not employ any Person, nor subcontract with any person or entity, to perform or discharge any of its obligations under this Agreement if that person or entity is designated or identified as a Specially Designated National, a Person subject to sanctions that prohibit all dealings with such Person, a foreign terrorist organisation or an organization that provides support to a foreign terrorist organization by the United States Government or any branch or department thereof (including, but not limited to, the Office of Foreign Asset Control).

9.	Owners’ Obligations

(a) The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

(b) Deleted. N/A

(c) Deleted. N/A

(d) Deleted. N/A

(e) Deleted N/A

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10.	Insurance Policies Deleted. N/A

11.	Expenses Paid on Behalf of Owners

(a) Deleted N/A

(b) All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) will be arranged to be paid to the Managers by the Technical Managers by using amounts standing to the credit of the bank account referred to in Clause 11(a) of the Technical Management Agreement.

(c) Deleted. N/A.

12.	Management Fee and Expenses

(a) The Owners shall pay to the Managers, who shall be named (i) broker in each charterparty (or equivalent agreement) providing for the charter fixture of a vessel, or (ii) broker in each memorandum of agreement (or equivalent agreement) providing for the sale and purchase of a Vessel, a commission of (i) one and one quarter percent (1.25%) on all monies earned by the relevant Owners on each charter fixture of a Vessel and (ii) one percent (1.00%) based on the sale and purchase price for any sale and purchase of a Vessel (directly or via sale of a Controlling interest in the relevant Vessel owners) (the Commission), which shall be payable:

a.	on receipt of the sales proceeds, freights, demurrage or hire by the Technical Managers or the Owners (as the case may be); and

b.	on the delivery date of any vessel purchased,

to the Managers’ nominated account stated in Box 15;

(b) The Owners shall not pay the Commission to the Managers for any CMA CGM Charter in effect as at the date of this Agreement and neither shall the Commission be paid to the Managers if any such CMA CGM Charter is extended or amended.

(c) The Owners shall pay to the Managers a commission at 0.75% if CMA CGM or any of its Affiliates enters into a new charter for the Vessel (the “CMA CGM Charter Brokerage Fee”). However, no CMA CGM Charter Brokerage Fee will be payable by the Owners to the Managers if CMA CGM or its Affiliate waives their own address commission in such charter;

(d)

The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for, reasonable postage, communication, travelling and accommodation expenses, and other reasonable out of pocket expenses properly incurred by the Managers in pursuance of the Management Services, including travelling in order to assist in settlements of disputes and outstanding accounts as requested by Owners, it being understood that the Managers shall not make any expenditure in the aggregate in excess of US$20,000 in any given calendar month without the prior written consent of the Owners.

(e) Deleted. N/A

(f) Deleted. N/A

13.	Budgets and Management of Funds

(a) The Managers shall assist the Owner to prepare a budget with forecast gross and net revenues for the Vessel.

(b) Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

14.	Trading Restrictions

The Managers shall coordinate with the Owners and the Technical Managers with respect to any trading restrictions to the Vessel.

15.	Replacement. Deleted. N/A

16.	Managers’ Right to Sub-Contract

Except as expressly permitted by Clauses 6(k) and (m) and Clause 18(f) and except to its Affiliates, the Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement. For sake of clarity it is agreed that the involvement of brokers for concluding/fixing any charter is not to be considered as subcontracting.

17.	Responsibilities

(a) Force Majeure - Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i)	acts of God;

(ii)	any requisition, control, intervention, requirement or interference by a Government Entity;

(iii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv)	riots, civil commotion, blockades or embargoes;

(v)	epidemics;

(vi)	earthquakes, landslides, floods or other extraordinary weather conditions;

(vii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix)	any other similar cause beyond the reasonable control of either party.

(b)	Liability to Owners

Without prejudice to Sub-Clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel), and howsoever arising in the course of performance of the Management Services UNLESS the same is proved to have resulted solely from:

(i)

the persistent and/or continuing negligence of the Managers which causes material losses and/or material additional expense to the Owners for a period of 3 (three) calendar months or more following a written notice from the Owners that it is dissatisfied with the performance of the Managers due to such negligence and stating the deficiencies to be remedied, provided however, that the Managers shall not be deemed to have acted negligently if the deficiencies arise or are continuing due to circumstances beyond the control of the Managers, the Technical Managers and TCMC, or if the Managers are taking reasonable steps to remedy such deficiencies; or

(ii)	the gross negligence or wilful default of the Managers or its employees or agents, or sub-contractors employed by them in connection with a Vessel,

(iii)

in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause the same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of (A) three (3) times the average monthly Commission payable under clause 12(a) for the twelve (12) months preceding such incident(s) for claims made in respect of the circumstances described in (i) above or ten (10) times the average monthly Commission payable under clause 12(a) for the twelve (12) months preceding such incident(s) for claims made in respect of the circumstances described in (ii) above.

(iv)	Acts or omissions of the Crew – Deleted. N/A

(c) Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub-clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d) “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the

Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his, her or its part while acting in the course of or in connection with his, her or its employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18.	General Administration

(a) The Managers shall keep the Owners informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to a material delay to the Vessel or material claims or disputes involving third parties.

(b) The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise.

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d)

At the Owners’ cost, the Managers shall have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(b) and 18(c) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, including the appointment of auditors or other outside experts as may be necessary in the ordinary course of business.

(e)

On giving reasonable notice with respect to proposed dates and the scope of inquiry, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement and the Managers shall permit the Owners during regular business hours to inspect the Managers’ premises, audit records and accounts and meet with executive personnel.

(f) The Managers shall provide monthly financial reports, or other necessary reports reasonably required, to enable the Owners and the Parent to fulfil on a timely basis any applicable reporting requirement that is or may become applicable to it or its successors, provided that the Owners have given the Managers advance written notice of which reports are so required, the form and content required for such reports and reasonably sufficient time to hire or retain additional personnel to prepare such reports; and provided further that the Managers and the Owners have agreed on the additional costs and expenses to be borne by the Owners and paid to the Managers for performing such services. If the Owners determine in their sole discretion that the Parent will likely be unable to, or be unable to without an unreasonable effort or expense, timely file any reports or believe the Parent is likely to receive a “material weakness” qualification from their auditors with respect to their internal controls, in either case due to the Managers’ failure or probable failure to provide necessary information with the required timeframe, then the Managers hereby agree to give authorized employees of the Owners, their accountants or other designated personnel or advisors access to such documents, books, records, data other information and staff of the Managers and their Affiliates (for the avoidance of doubt only being the Technical Managers and TCMC), and related to the matters covered by, or services provided by the Mangers under, this Agreement as is reasonably required to permit the Parent to timely meet any reporting obligations to which it is at any time obligated, or chooses to comply, or to remedy the deficiency with respect to its internal controls as required, or as may be required, by Section 404 of the U.S. Sarbanes Oxley Act. The Managers further agree to cause their Affiliates (the Technical Managers and TCMC ) and their employees to cooperate with the designated representatives and the designated representatives shall be entitled to meet with such employees and/or request information from such affiliates (being limited to the Technical Managers and TCMC ) or the employees in order to obtain information in respect of the matters covered by this Agreement that is reasonably necessary to permit the Parent to timely meet any reporting obligations to which they are at any time obligated, or choose to comply, or to remedy the deficiency with respect to their internal controls as required, or as may be required, by Section 404 of the U.S. Sarbanes Oxley Act. Notwithstanding anything to the contrary, neither the Managers nor their Affiliates (being limited to the Technical Managers and TCMC ) or their respective employees shall be required to provide any information that is not in respect of the matters covered by, or services provided by the Mangers under, this Agreement. The Owners shall bear all costs and expenses associated with the designated representatives services. Notwithstanding anything to the contrary contained herein, the Managers shall not be liable for any failure to timely provide the reports required hereunder so long as the Managers have otherwise complied with the provisions under this Clause 18(f); provided, however, the Managers may subcontract the services described in this Clause 18(f) to the Technical Managers.

(g) On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(h)	Any reasonable costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.

19.	Inspection of Vessel. Deleted N/A

20.	Compliance with Laws and Regulations

(a) The Parties will not do or permit to be done anything which might to cause any breach or infringement of the laws and regulations of the flag state of the Vessel, or of the places where the Vessel trades, nor shall either of the parties act in any manner which is prohibited under United States laws or regulations related to foreign trade controls.

(b)

In performing its obligations under this Agreement, the Managers shall and shall use all reasonable endeavours to procure that their Affiliates and sub-contractors shall comply in all material respects with the Parent’s written policies that are directly applicable to the Managers’ provision of the Management Services and are made known to the Managers in advance in writing, which shall include, but not be limited to, the Parent’s Anti-slavery and Human Trafficking Policy, Corporate and Social Responsibility Policy, Anti-bribery and Anti-corruption Policy, Business Ethics Policy, Data and Privacy Policy and Business Conduct Policy and any other policies of the Parent that are so applicable from time to time.

21.	Duration of the Agreement

(a)

This Agreement shall come into effect at the date stated in Box 2 and shall continue for a minimum period of three (3) calendar years (the “Minimum Contract Period”). Either party may give not less than six (6) months’ written notice to the other during the Minimum Contract Period that this Agreement is to be terminated at the expiry of the Minimum Contract Period.

(b)

Following the expiry of the Minimum Contract Period, and provided that neither party has issued a termination notice pursuant to clause 21(a) to terminate this Agreement at the end of the Minimum Contract Period, this Agreement may be terminated by either party by giving no less than six (6) months’ written notice to the other.

(c)	Notwithstanding clause 21(a) and 21(b), this Agreement may be terminated by either party at any time in accordance with clause 22 (Termination).

22.	Termination

Owners’ or Managers’ default

(a)

If either party fails to meet their obligations under this Agreement, the other party may give notice to the defaulting party requiring them to remedy it. In the event that the defaulting party fails to remedy within a reasonable time to the reasonable satisfaction of the other party, that other party shall be entitled to terminate this Agreement with immediate effect by giving notice to the defaulting party.

(b)	Notwithstanding Clause 22 (a):

(i)

The Managers shall be entitled to terminate this Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners under the terms of this Agreement shall not have been received in the Managers nominated account within thirty (30) days of receipt by the Owners of the Managers written request, or if the Vessel is repossessed by a mortgagee.

(ii)

Unless caused by the act or omission of the Managers, if the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(c)	Managers’ default

(i)

The Owners may terminate this Agreement for Cause (as hereinafter defined), but only after the Owners have provided the Managers with notice of such Cause and such Cause has not been cured within twenty (20) days of such notice; provided, however, that if any Cause is incapable of being cured, then no notice and cure period shall be required.

(ii)	Cause means any of the following:

The Managers:

(A)

persist and/or continue to be negligent in their performance of the Management Services which causes material losses and/or material additional expense to the Owners for a period of 3 (three) calendar months or more following a written notice from the Owners that they are dissatisfied with the performance of the Managers due to such negligence and stating the deficiencies to be remedied, provided however, that the Managers shall not be deemed to have acted negligently if the deficiencies arise or are continuing due to circumstances beyond the control of the Managers, the Technical Managers and TCMC or if the Managers are taking reasonable steps to remedy such deficiencies; and/or

(B)	was or have been grossly negligent in its performance of the Management Services; and/or

(C)	have engaged in wilful misconduct and/or bad faith and/or fraud;

(iii)	The Managers wilfully fail to cooperate in any government, agency, regulatory or external self-governing body investigation that could have a material adverse effect on the Owners;

(iv)

The Managers or any of their directors, officers or employees are convicted or plead nolo contendere to a felony or a misdemeanour involving moral turpitude that is reasonably likely to have a material adverse effect on the Owners;

(v)

The Managers or any of their directors, officers or employees commit any material violation of any U.S. federal law regulating securities or the business of the Owners or the Parent without having relied on the legal advice of the Owners or the Parent’s counsel to perform or omit to perform the act resulting in such violation or the Managers are the subject of any final order, judicial or administrative, obtained or issued by the United States Securities and Exchange Commission, for any securities violation involving fraud that in each case is reasonably likely to have a material adverse effect on the Owners or the Parent; and

(vi)	a material breach of the obligations of the Managers under this Agreement that is reasonably likely to have a material adverse effect on the Parent.

(d)	The Managers shall be entitled to terminate this Agreement with immediate effect by giving notice to the Owners within a six (6) month period following a Change in Majority Interests or Control.

(e)	The Owners shall be entitled to terminate this Agreement with immediate effect by giving notice to the Managers within a six (6) month period following a Manager Change of Control.

(f)

This Agreement shall terminate automatically in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors (any such event, an “Insolvency”).

(g)

On the termination, for whatever reason, of this Agreement, the Managers shall arrange to deliver to the Owners, if so requested, and upon reasonable notice, the originals where possible, or otherwise certified copies, of all contracts, charter-parties and all documents specifically relating the Vessel and the Management Services provided under this Agreement. The Managers will ensure that such documents will be available for a period of two (2) years following the termination of this Agreement.

(h)

The termination of this Agreement shall be without prejudice to all rights accrued between the parties prior to the date of termination, including specifically the right of the Managers to receive the Commission or CMA CGM Charter Brokerage Fee, with respect to any charter of the Vessel delivered thereunder for the period during which such charter continues beyond the date of such termination or any consummated/completed sale and purchase transaction of the Vessel (directly or via sale of a Controlling interest in the Owners) prior to the date of such termination; provided that, in the event of termination of this Agreement for “Cause” by the Owners pursuant to Clause 22(c)(i), no Commission or CMA CGM Charter Brokerage Fee shall be due or payable to the Managers hereunder for any period after the date of such termination.

(i)

In addition to any other payments contemplated herein, if this Agreement is terminated by the Managers pursuant to (i) any of clauses 21(a), 21(b), 22(a), 22(b)(i), 22(b)(ii), or 22(d) or (ii) if this Agreement terminates automatically pursuant to clause 22(f) because of the Insolvency of the Owners, upon such termination the Managers shall be entitled to a lump sum payment in the amount set forth opposite such clause reference in the following table:

Applicable Clause Reference	Termination Payment
clause 21(a)	Six (6) times the average monthly Commission paid or accrued to the Managers for the six (6) month period preceding such termination

clause 21(b)	Six (6) times the average monthly Commission paid or accrued to the Managers for the six (6) month period preceding such termination

clause 22(a)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

clause 22(b)(i)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination

clause 22(b)(ii)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

clause 22(d)	Six (6) times the average monthly Commission paid or accrued to the Managers for the six (6) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

clause 22(f)	Twelve (12) times the average monthly Brokerage Fee paid or accrued to the Managers for the twelve (12) times month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

(j)

In addition to any other payments contemplated herein, if this Agreement is terminated by the Owners pursuant to (i) any of clauses 21(a), 21(b), 22(a), 22(c)(i), or 22(e) or (ii) if this Agreement terminates automatically pursuant to clause 22(f) because of the Insolvency of the Managers, upon such termination the Managers shall be entitled to a lump sum payment in the amount set forth opposite such clause reference in the following table:

Applicable clause Reference	Termination Payment
clause 21(a)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination

clause 21(b)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination

clause 22(a)	Three (3) times the average monthly Commission or accrued to the Managers for the three (3) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

clause 22(c)(i)	None

clause 22(e)	Twelve (12) times the average monthly Commission paid or accrued to the Managers for the twelve (12) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

clause 22(f)	Three (3) times the average monthly Commission paid or accrued to the Managers for the three (3) month period preceding such termination (or if this Agreement has been in effect for a lesser period, such lesser period)

(k)

This Agreement shall be deemed to be terminated (i) in the case of the sale of the last Vessel (directly or via sale of a Controlling interest in the relevant Vessel owner) subject to the terms of this Agreement, (ii) if the last Vessel subject to the terms of this Agreement becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or (iii) if the last Vessel is bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end; provided, however, that the foregoing shall not apply to (A) the sale of the last Vessel pursuant to a sale/leaseback transaction or (B) any termination or expiration of the bareboat charter of such last Vessel by the Owners if such last Vessel is purchased (or re-purchased) by the relevant Vessel owner. In the event that this Agreement is terminated pursuant to the preceding sentence, the Managers shall be entitled to a lump sum payment in the amount of three (3) times the average monthly Commission paid or accrued to the Managers for the three (3) month period preceding such termination.

(l)	For the purpose of Clause 22(k) hereof:

1.	the date upon which the last Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the relevant Owner ceases to be the registered owner of such Vessel;

2.

the last Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with such Vessel’s underwriters in respect of its constructive total loss or if such agreement with such Vessel’s underwriters is not reached it is adjudged by a component tribunal that a constructive loss of such Vessel has occurred; and

3.

the date upon which such Vessel is to be treated as declared missing shall be ten (10) days after such Vessel was last reported or when such Vessel is recorded as missing by such Vessel’s underwriters, whichever occurs first. A missing Vessel shall be deemed lost in accordance with the provisions of paragraph (ii) of Clause 22(j).

23.	BIMCO Dispute Resolution Clause

(a) This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and gives notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(b) Notwithstanding Sub-clause 23(a) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

(i)	In the case of a dispute in respect of which arbitration has been commenced under Sub-clause 23(a) above, the following shall apply:

(ii)

Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation;

(iii)

The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator;

(iv)

If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties;

(v)	The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest;

(vi)

Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration;

(vii)	Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses; and

(viii)

The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(c)	If Box 21 in Part I is not appropriately filled in, Sub-clause 23(a) of this Clause shall apply.

24.	Notices

(a)	A notice or other communication given under this Agreement (a Notice) shall be:

(i)	in writing;

(ii)	in the English language; and

(iii)	sent by the Permitted Method to the Notified Address.

(b)

The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address

Courier delivery	When left at the Notified Address

E-mail	When actually received by the recipient (or made available to the recipient) in readable form

(c)	The “Notified Address” (including fax number) of each of the Parties is the address set out below, or as subsequently notified to all Parties in writing:

(i)	to the Owners at:
c/o Technomar Shipping Inc.
3-5 Menandrou Str.
14561, Kifissia,
Athens, Greece

E-mail address: tbaltatzis@technomar.gr

With a copy to: legalconfidential@technomar.gr

Attention: Mr Thedore Baltatzis

(ii)	to Managers at:
c/o Technomar Shipping Inc.
3-5 Menandrou Str.
14561, Kifissia,
Athens, Greece

E-mail address: popig@echart.gr

With a copy to: chartering@echart.gr

Attention: Mrs Popi Giannopoulou

or to such other address as is notified by one Party to the other Party under this Agreement.

25.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.

26.	Third Party Rights

Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.

27.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

28.	Confidentiality

The Managers shall keep confidential the Confidential Information disclosed to it by or on behalf of the Owners or howsoever otherwise obtained, developed or created by the Managers.

The Managers shall:

(a) use the Confidential Information solely in connection with the performance of its obligations under this Agreement; and

(b) take all action reasonably necessary to secure the Confidential Information against theft, loss or unauthorised disclosure.

The restrictions on use or disclosure of Confidential Information in this clause 28 do not apply to information which is:

(a)	generally available in the public domain, other than as a result of the Managers’ breach of any obligation under this clause 28; or

(b)	lawfully acquired from a third party who owes no obligation of confidentiality in respect of the information; or

(c)	independently developed by the Managers, or was in the Managers’ lawful possession prior to receipt from the Owners.

The Managers may disclose the Confidential Information without the prior written consent of the Owners:

(a)

to its Affiliates and subcontractors, to whom disclosure is required for the performance of its obligations under this Agreement, but only to the extent necessary to perform such obligations (together the Permitted Disclosees); or

(b)

if, and to the extent that, such information is required to be disclosed (including by way of an announcement) by the rules of any stock exchange or by any governmental, regulatory or supervisory body (including, without limitation, any taxation authority) or court of competent jurisdiction (Relevant Authority) to which the Owners or Managers are subject, provided that the Managers shall, if they are not so prohibited by law, provide the Owners with prompt notice of any such requirement or request.

The Managers shall:

(a)

before disclosing Confidential Information to a Permitted Disclosee, to the extent reasonably practicable, notify the Owners in writing of the intended disclosure and the identity of the intended Permitted Disclosee;

(b)	ensure that such Permitted Disclosee is aware of and complies with the Managers’ obligations under this clause 28 as if it were the Managers; and

(c) be responsible for the acts and omissions of any Permitted Disclosee in relation to the Confidential Information as if they were the acts or omissions of the Managers.

The parties agree that damages may not be an adequate remedy for the Managers’ breach of this clause 28 and (to the extent permitted by the court) the Owners shall be entitled to seek an injunction or specific performance in respect of such breach.

29.	Interpretation

In this Agreement:

(a) Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b) Headings

The index and heading to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c) Day

“Day” means a calendar day unless expressly stated to the contrary.

30.	Acts of the Technical Managers

Notwithstanding anything contained in this Agreement to the contrary, the Owners shall have no liability, through indemnification or otherwise, for any damages, losses, or claims of any kind whatsoever of the Managers arising from or in any way related to the acts or omissions of the Technical Managers, nor shall the Managers have any right to terminate this Agreement for any circumstance or event arising out of or in any way related to any acts or omissions of the Technical Managers.

31.	Assignment and transfer

(a)

The Owners may assign all of their rights under this Agreement to any mortgagee of the Vessel provided that such assignment shall not otherwise prejudice the rights of the Managers under this Agreement, including its rights to terminate this Agreement pursuant to the terms hereof. Upon satisfaction of the condition set forth in the first sentence of this Clause 31(a), the Managers hereby agree to enter into an acknowledgment of such assignment in such formas the mortgagee may reasonably request.

(b)	The Managers may not assign all or any of their rights under this Agreement without the prior written consent of the Owners;

(c)	Neither party shall be entitled to transfer all or any of its obligations, duties or liabilities under this Agreement unless:

(i)	the same is expressly permitted under the terms of this Agreement; or
(ii)	it has received the prior written consent of the other party.

Annex A – Details of Vessel

M/V AGIOS DIMITRIOS

IMO NUMBER 9349605

GLSS CELLULAR CONTAINER VSL

BLT 2011 - B.V - LIBERIA FLAG

DWAT 85.700 MT ON 14.52 M DRAFT

LOA/BEAM 299.20 / 40.00 M

NOM 6572 TEUS / 5002 AT 14 T

REEFER: 500 PLUGS

SP/CONS ABT 21/109, OR 19/87, OR 16/58, OR 13/32

M/V ALEXANDRA

IMO NUMBER 9635676

GLSS CELLULAR CONTAINER VSL

BLT 2013 - RINA - MARSHALL ISLANDS FLAG

DWAT 80.274 MT ON 14.52 M DRAFT

LOA/BEAM 270.07 / 42.80 M

NOM 6927 TEUS / 5120 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/128, OR 21/91, OR 19/67.5, OR 17/49, OR 11/15

AIR DRAFT: 57.50 M WITH TILTED MAST

M/V ANTHEA Y

IMO NUMBER 9710244

GLSS CELLULAR CONTAINER VSL

BLT 2015 -RINA/G.L - MARSHALL ISLANDS FLAG

DWAT 110.903 MT ON 14.50 M DRAFT

LOA/BEAM 299.99 / 48.20 M

NOM 9115 TEUS / 7578 AT 14 T

REEFER: 1500 PLUGS

SP/CONS ABT 22/127, OR 18/68, OR 16/50, OR 14/36

M/V ARGOS

IMO NUMBER 9477787

GLSS CELLULAR CONTAINER VSL

BLT 2012 -BV - LIBERIA

DWAT 49.891 MT ON 12.60 M DRAFT

LOA/BEAM 261.06 / 32.20 M

NOM 4253 TEUS / 2781 AT 14 T

REEFER: 698 PLUGS

SP/CONS ABT 21/87.5, OR 18/59, OR 16/48, OR 14/38.5

M/V ATHENA

IMO NUMBER 9275361

GLSS CELLULAR CONTAINER VSL

BLT 2003 - NK - PANAMA FLAG

DWAT 43.093 MT ON 12.52 M DRAFT

LOA/BEAM 234.62 / 32.20 M

NOM 2762 TEUS / 2330 AT 14 T

REEFER: 300 PLUGS

SP/CONS ABT 20/73 OR 17/45 OR 15/35 OR 13/23

M/V DIMITRIS Y

IMO NUMBER 9189354

GLSS CELLULAR CONTAINER VSL

BLT 2000 - B.V - LIBERIA FLAG

DWAT 67.624 MT ON 14.00 M DRAFT

LOA/BEAM 278.01 / 40.00 M

NOM 5936 TEUS / 4312 AT 14 T

REEFER: 500 PLUGS

SP/CONS ABT 21/108, OR 19/85, OR 17/64, OR 14/40

M/V DOLPHIN II

IMO NUMBER 9318125

GLSS CELLULAR CONTAINER VSL

BLT 2007 - BV - PANAMA FLAG

DWAT 65.892 MT ON 13.50 M DRAFT

LOA/BEAM 294.11 / 32.20 M

NOM 5095 TEUS / 3306 AT 14 T

REEFER: 330 PLUGS

SP/CONS ABT 21/102, OR 19/80 OR 17/61 OR 14/35

M/V IAN H

IMO NUMBER 9189500

GLSS CELLULAR CONTAINER VSL

BLT 2000 - B.V - LIBERIA FLAG

DWAT 67.785 MT ON 14.00 M DRAFT

LOA/BEAM 278.01 / 40.00 M

NOM 5936 TEUS / 4312 AT 14 T

REEFER: 500 PLUGS

SP/CONS ABT 21/108, OR 19/85, OR 17/64, OR 14/40

M/V KATHERINE

IMO NUMBER 9641235

GLSS CELLULAR CONTAINER VSL

BLT 2013 - RINA - MARSHALL ISLANDS FLAG

DWAT 80.295 MT ON 14.52 M DRAFT

LOA/BEAM 270.07 / 42.80 M

NOM 6927 TEUS / 5120 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/128, OR 21/91, OR 19/67.5, OR 17/49, OR 11/15

M/V KRISTINA

IMO NUMBER 9641223

GLSS CELLULAR CONTAINER VSL

BLT 2013 - RINA - MARSHALL ISLANDS FLAG

DWAT 80.274 MT ON 14.52 M DRAFT

LOA/BEAM 270.07 / 42.80 M

NOM 6927 TEUS / 5120 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/128, OR 21/91, OR 19/67.5, OR 17/49, OR 11/15

M/V MAIRA XL

IMO NUMBER 9710232

GLSS CELLULAR CONTAINER VSL

BLT 2015 -RINA/G.L - MARSHALL ISLANDS FLAG

DWAT 110.972 MT ON 14.50 M DRAFT

LOA/BEAM 299.99 / 48.20 M

NOM 9115 TEUS / 7578 AT 14 T

REEFER: 1500 PLUGS

SP/CONS ABT 22/127, OR 18/68, OR 16/50, OR 14/36

M/V MAIRA

IMO NUMBER 9203502

GRD CONTAINER VSL

BLT 2000 - RINA - PANAMA FLAG

DWAT 32.391 MT ON 11.42 M DRAFT

LOA/BEAM 207.16 / 29.80 M

NOM 2506 TEUS / 1805 AT 14 T

REEFER: 420 PLUGS

SP/CONS ABT 21/73, OR 19/57 OR 15/32 OR 12/18

M/V MARY

IMO NUMBER 9635664

GLSS CELLULAR CONTAINER VSL

BLT 2013 - RINA - MARSHALL ISLANDS FLAG

DWAT 80.274 MT ON 14.52 M DRAFT

LOA/BEAM 270.07 / 42.80 M

NOM 6927 TEUS / 5120 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/128, OR 21/91, OR 19/67.5, OR 17/49, OR 11/15

AIR DRAFT: 55.90 M WITH TILTED MAST

M/V NEWYORKER

IMO NUMBER 9209104

GRD CONTAINER VSL

BLT 2001 - RINA - PANAMA FLAG

DWAT 32.391 MT ON 11.42 M DRAFT

LOA/BEAM 207.16 / 29.80 M

NOM 2506 TEUS / 1805 AT 14 T

REEFER: 420 PLUGS

SP/CONS ABT 21/73, OR 19/57 OR 15/32 OR 12/18

M/V NIKOLAS

IMO NUMBER 9203526

GRD CONTAINER VSL

BLT 2000 - RINA - PANAMA FLAG

DWAT 32.391 MT ON 11.42 M DRAFT

LOA/BEAM 207.16 / 29.80 M

NOM 2506 TEUS / 1805 AT 14 T

REEFER: 420 PLUGS

SP/CONS ABT 21/73, OR 19/57 OR 15/33 OR 12/18

M/V ORCA I

IMO NUMBER 9318113

GLSS CELLULAR CONTAINER VSL

BLT 2006 - BV - PANAMA FLAG

DWAT 65.955 MT ON 13.50 M DRAFT

LOA/BEAM 294.11 / 32.20 M

NOM 5095 TEUS / 3306 AT 14 T

REEFER: 330 PLUGS

SP/CONS ABT 21/102, OR 19/80 OR 17/61 OR 14/35

M/V TASMAN

IMO NUMBER 9189342

GLSS CELLULAR CONTAINER VSL

BLT 2000 - B.V - MARSHALL ISLANDS FLAG

DWAT 67.902 MT ON 14.00 M DRAFT

LOA/BEAM 278.01 / 40.00 M

NOM 5936 TEUS / 4312 AT 14 T

REEFER: 500 PLUGS

SP/CONS ABT 21/108, OR 19/85, OR 17/64, OR 14/40

M/V UASC AL KHOR

IMO NUMBER 9710220

GLSS CELLULAR CONTAINER VSL

BLT 2015 -RINA/G.L - MARSHALL ISLANDS FLAG

DWAT 111.029 MT ON 14.50 M DRAFT

LOA/BEAM 299.99 / 48.20 M

NOM 9115 TEUS / 7558 AT 14 T

REEFER: 1500 PLUGS

SP/CONS ABT 22/126.5, OR 18/68, OR 16/49.5, OR 14/35.5

M/V UASC BUBIYAN

IMO NUMBER 9686900

GLSS CELLULAR CONTAINER VSL

BLT 2015 - G.L/RINA - MARSHALL ISLANDS FLAG

DWAT 79.274 MT ON 14.55 M DRAFT

LOA/BEAM 270.90 / 42.80 M

NOM 6882 TEUS / 5105 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/125, OR 19/65, OR 16/39.5, OR 13/21.5

M/V UASC YAS

IMO NUMBER 9686912

GLSS CELLULAR CONTAINER VSL

BLT 2015 - G.L/RINA - MARSHALL ISLANDS FLAG

DWAT 79.329 MT ON 14.55 M DRAFT

LOA/BEAM 270.90 / 42.80 M

NOM 6882 TEUS / 5105 AT 14 T

REEFER: 1200 PLUGS

SP/CONS ABT 23/125, OR 19/65, OR 16/39.5, OR 13/21.5

*** ALL ABOVE FIGURES ABOUT WOG AND GIVEN IN GOOD FAITH ***